Exhibit 99.1

PRESS RELEASE

FLEX APPOINTS CHARLES STEVENS AND JILL GREENTHAL TO BOARD OF DIRECTORS

San Jose, CA, November 15, 2018 — Flex (NASDAQ: FLEX) today announced that Charles K. “Chuck” Stevens III and Jill Greenthal have been appointed to the Company’s Board of Directors. Mr. Stevens and Ms. Greenthal bring strong financial and investment expertise.

As the former Chief Financial Officer of General Motors, Mr. Stevens brings strong financial expertise as well as extensive experience in the automotive industry which will be invaluable to Flex’s automotive business. With three decades in investment banking, Ms. Greenthal brings deep financial understanding of the world’s leading media, technology and telecommunications companies.

Michael D. Capellas, Flex Chairman of the Board, said, “Chuck Stevens and Jill Greenthal are both highly respected and experienced finance executives. We welcome their leadership, insight and advice to the Flex Board.”

The elections to the Flex Board took effect on November 14, 2018. Mr. Stevens has been appointed to the Audit Committee of the Board, and it is expected that Ms. Greenthal will be appointed to a new finance and investment committee of the Board upon its formation. The addition of Mr. Stevens and Ms. Greenthal brings the number of independent Board members to nine.

Chuck Stevens retired as CFO for General Motors in September 2018, after a 40-year career at the company. From 1994 to 2005, he held several leadership positions in General Motors’ Asia Pacific Region, including China, Singapore, Indonesia and Thailand. He returned to North America in 2006 and assumed the role of CFO for General Motors Canada, GM Mexico in 2008 and CFO of GM North America in 2010. In 2014, Stevens was named Executive Vice President and CFO of General Motors Corporation where he was responsible for leading the company’s financial and accounting operations worldwide. Chuck has also served as a director of the board of Masco Corporation since February 2018. He received his Bachelor of Industrial Administration from General Motors Institute (now Kettering University) and MBA from the University of Michigan, Flint.

Jill Greenthal has more than 30 years of experience advising and financing some of the world’s leading media, technology and telecommunications companies. As an investment banker, she held senior positions at Lehman Brothers, Donaldson Lufkin and Jenrette and Credit Suisse. She also was a Senior Managing Director at Blackstone before taking on her current role with the private equity group as a Senior Advisor. Ms. Greenthal has more than a decade of public company board experience, currently serving as a director on the board of Akamai

Technologies, Cars.com and Houghton Mifflin Harcourt. She is a graduate of Simmons College and received an MBA from Harvard Business School.

About Flex Ltd.

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale® solutions provider that designs and builds Intelligent Products for a Connected World®. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex - Live SmarterTM

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